UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – April 15, 2013

Energy Future Holdings Corp.

(Exact name of registrant as specified in its charter)

Texas	1-12833	46-2488810
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Intermediate Holding Company LLC

(Exact name of registrant as specified in its charter)

Delaware	1-34544	26-1191638
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Future Competitive Holdings Company LLC

(Exact name of registrant as specified in its charter)

Delaware	1-34543	75-1837355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201

(Address of principal executive offices, including zip code)

214-812-4600

(Registrants’ telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Introduction

Energy Future Holdings Corp. (“EFH Corp.”), Energy Future Competitive Holdings Company (“EFCH”), Texas Competitive Electric Holdings Company LLC (“TCEH”), and Energy Future Intermediate Holding Company LLC (“EFIH” and together with EFH Corp., EFCH and TCEH, the “Companies”) executed confidentiality agreements (the “Confidentiality Agreements”) on March 18, 2013 with certain unaffiliated holders of first lien senior secured claims against EFCH, TCEH and certain of TCEH’s subsidiaries (the “Creditors”), to facilitate discussions with the Creditors concerning the Companies’ capital structure. Pursuant to the Confidentiality Agreements, the Companies agreed to disclose publicly after the expiration of a period set forth in the Confidentiality Agreements the fact that the Companies and the Creditors have engaged in discussions concerning the Companies’ capital structure, as well as certain confidential information concerning the Companies that the Companies have provided to the Creditors. The information included in this Current Report on Form 8-K is being furnished to satisfy the Companies’ public disclosure obligations under the Confidentiality Agreements.

Discussions with Creditors

As part of an ongoing liability management program commenced in late 2009, EFH Corp. and its subsidiaries (excluding Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) and its subsidiaries) have explored ways to reduce the amount and extend the maturity of their outstanding debt. Since 2009, as previously disclosed, the Companies (collectively and individually) have captured $2.5 billion of debt discount and extended the maturities of approximately $25.7 billion of debt to 2017-2021. Although the Companies do not have material debt maturities until October 2014, the Companies have continued to consider and evaluate a number of transactions and initiatives to address their highly leveraged balance sheets and significant cash interest requirements.

Consistent with the ongoing liability management program, the Companies and the Creditors recently engaged in discussions with respect to the Companies’ capital structure, including the possibility of a restructuring transaction. In these discussions, the Companies shared with the Creditors non-public information, including prospective financial information. During the discussions, proposed changes to the Companies’ capital structure described below were presented to the Creditors. The Companies’ objectives in presenting these proposed changes were to create a sustainable capital structure and maximize enterprise value by, among other things, minimizing time spent in a restructuring through a proactive and organized solution; minimizing any potential tax impacts of a restructuring; maintaining the Companies in one consolidated group; maintaining focus on operating EFH Corp.’s businesses; and maintaining the Companies’ high-performing work force. The Companies and the Creditors have not reached agreement on the terms of any change in the Companies’ capital structure. The principals of the Companies and the Creditors are currently not engaged in ongoing negotiations. The Companies (collectively and individually) will continue to consider and evaluate a range of future changes to their capital structure, in addition to the proposed change described below, as part of their liability management program. In addition, the Companies and EFH Corp.’s existing equity holders (the “Sponsors”) may engage from time to time in additional discussions with the Creditors, other creditors of the Companies, including creditors of TCEH, EFIH and EFH Corp., and their professional advisors. Such discussions may include proposed changes to the Companies’ capital structures. There can be no guarantee that any future changes in the Companies’ capital structures will occur or, if any changes occur, that they will occur as described below, ultimately be successful, or produce the desired outcome.

The proposed changes to the Companies’ capital structure discussed with the Creditors (the “Restructuring Proposal”) included a consensual restructuring of TCEH’s approximately $32 billion of debt (as of December 31, 2012). Specifically, to effect the Restructuring Proposal, EFCH, TCEH, and certain of TCEH’s subsidiaries would implement a prepackaged plan of reorganization by commencing voluntary cases under Chapter 11 of the United States Bankruptcy Code. Under this proposed plan of reorganization, the TCEH first lien creditors would exchange their claims for a combination of EFH Corp. equity, in an amount to be negotiated, and their pro rata share of $5.0 billion of cash or new long-term debt of TCEH and its subsidiaries on market terms. Following the issuance of EFH Corp. equity interests to the TCEH first lien lenders under the proposed plan of reorganization, the Sponsors would hold a to-be-negotiated amount of the equity interests in EFH Corp. Following implementation of the Restructuring Proposal, EFH Corp. would continue to hold all of the equity interests in EFCH and EFIH, EFCH would continue to hold all of the equity interests in TCEH, and EFIH would continue to hold all of the equity interests of Oncor Holdings. TCEH also would obtain access to $3.0 billion of new liquidity through a $2.0 billion first lien revolver and a $1.0 billion letter of credit facility. TCEH would also issue $5.0 billion of new long-term debt.

Substantially contemporaneously with the Companies’ transmittal of the Restructuring Proposal to the Creditors, the Sponsors informed the Creditors that they would support the Restructuring Proposal if the Sponsors retained 15% of EFH Corp.’s equity interests, with the TCEH first lien creditors receiving, in the aggregate, the remaining 85% of EFH Corp.’s equity interests, in each case subject to dilution from any agreed-upon employee equity incentive plan. The Sponsors also indicated, in connection with the Creditors’ consideration of the Restructuring Proposal, that the Sponsors would be willing to contribute new equity capital to EFH Corp. on customary terms for an investment of this type to facilitate implementation of the Restructuring Proposal in an amount that would provide substantial additional liquidity to EFH Corp. and EFIH, provided that in such circumstances the Sponsors would receive additional equity of EFH Corp. on account of such new capital consistent with the relative valuations of TCEH and EFH Corp. implied above (the “Sponsor Proposal”).

As noted above, the Companies and the Creditors have not reached agreement on the terms of any change in the Companies’ capital structure. However, the Creditors conveyed to the Companies that they would be willing to consider the Restructuring Proposal, if among other things, (i) the Restructuring Proposal adequately addresses and compensates Creditors for the risks and consequences of exchanging a portion of the Creditors’ senior secured claims against TCEH into EFH Corp. equity, (ii) the amount of post-reorganization debt at TCEH to be distributed to TCEH first lien creditors were materially increased, (iii) in the allocation of EFH Corp.’s equity between TCEH and EFH Corp. stated in the Sponsor Proposal, the value of TCEH and EFH Corp. were materially modified such that the TCEH first lien creditors would receive materially greater value, and (iv) EFIH’s negative free cash flow is addressed and a sustainable debt capital structure is achieved for EFIH and EFH Corp. without reliance on TCEH’s cash flows.

The Companies expect to continue to explore all available restructuring alternatives to facilitate the creation of sustainable capital structures for the Companies and to otherwise attempt to address the Creditors’ concerns with the Restructuring Proposal and Sponsor Proposal. The Creditors have directed their advisors to continue to work with the Companies and their advisors to explore further whether the parties can reach an agreement on the terms of a consensual restructuring.

The Companies have retained Kirkland & Ellis LLP and Evercore Partners to advise the Companies with respect to the potential changes to the Companies’ capital structure described above and to assist in the evaluation and implementation of other potential restructuring options. The Creditors have retained Paul, Weiss, Rifkind, Wharton & Garrison LLP and Millstein & Co., L.P. to advise the Creditors and to assist in the Creditors’ evaluation of potential restructuring options involving the Companies.

Financial Information

EFH Corp. and its subsidiaries generally do not publicly disclose detailed prospective financial information. However, in connection with their discussions with the Creditors, the Companies provided certain financial information, consisting largely of forecasts, to the Creditors pursuant to the Confidentiality Agreements. Management of the Companies prepared the forecasts from certain internal financial projections based on reasonable expectations, beliefs, opinions, and assumptions of the Companies’ management at the time they were made. EFH Corp. also provided certain financial forecasts for Oncor Electric Delivery Company LLC (“Oncor”) based upon information originally provided to EFH Corp. by Oncor in the fourth quarter of 2012. The forecasts were not prepared with a view towards public disclosure and were not prepared in accordance with generally accepted accounting principles (“GAAP”) or published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of “prospective financial information”.

The inclusion of the forecasts in this Current Report on Form 8-K should not be regarded as an indication that the Companies and Oncor or any other person considered, or now consider, this information to be necessarily predictive of actual future results, and does not constitute an admission or representation by any person that such information is material, or that the expectations, beliefs, opinions, and assumptions that underlie such forecasts remain the same as of the date of this Current Report on Form 8-K, and readers are cautioned not to place undue reliance on the prospective financial information.

None of the independent auditor of the Companies, the independent auditor of Oncor, or any other independent accountant has examined, compiled, or performed any procedures with respect to the prospective financial information contained herein and, accordingly, none has expressed any opinion or any other form of assurance on such information or its achievability and none assumes any responsibility for the prospective financial information.

The prospective financial information:

•	was originally prepared in the third or fourth quarter of 2012, except for the assumptions regarding commodity prices, which are as of February 1, 2013;

•

is speculative by its nature and was based upon numerous expectations, beliefs, opinions, and assumptions, as further described below, which are inherently uncertain and many of which are beyond the control of the Companies, Oncor, and their respective subsidiaries and may not prove to be accurate;

•

does not necessarily reflect current estimates or expectations, beliefs, opinions, or assumptions that the respective management of the Companies and Oncor may have about prospects for the Companies’, Oncor’s, and their respective subsidiaries’ businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the information was prepared;

•	may not reflect current results or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	is not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the forecasts will be achieved.

All of the financial information contained in this section entitled “Financial Information” is forward-looking in nature. The information is subjective in many respects and thus subject to interpretation. Further, the information relates to multiple future years and such information by its nature becomes less predictive with each succeeding year. Neither the Companies nor Oncor can provide assurance that the financial projections will be realized; rather, actual future financial results may vary materially from the forward-looking information presented herein. Except as required by law, none of EFH Corp., EFCH or EFIH currently intends to update or revise publicly any of the information presented herein to reflect circumstances or other events occurring after the date the financial projections were prepared or to reflect the occurrence of future events. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date. For additional information on factors that may cause actual future financial results to vary materially from the information presented herein, see the section entitled “Cautionary Note Regarding Forward-Looking Statements” below.

The Companies provided the Creditors with the projected financial data regarding TCEH set forth in the table below.

$ amounts in millions

TCEH Projections Summary (2013-2017)	2013	2014	2015	2016	2017
TCEH Consolidated Adjusted EBITDA[1]	$2,752	$2,455	$2,035	$1,870	$1,832
TCEH Hedge Value[2]	$1,018	$577	—	—	—
TCEH Open EBITDA[3]	$1,734	$1,878	$2,035	$1,870	$1,832
TCEH Capital Expenditures[4]	$690	$594	$684	$685	$628

[1]	EBITDA means net income (loss) before interest expense and related charges, income tax expense (benefit) and depreciation and amortization. TCEH Consolidated Adjusted EBITDA means EBITDA adjusted to exclude interest income, noncash items, unusual items, results of discontinued operations and other adjustments. The more significant adjustments include unrealized gain/loss on commodity hedging and trading transactions, impairments of goodwill and other assets, amortization of nuclear fuel, charges related to pension plan actions, and purchase accounting adjustments, primarily related to amortization of intangible assets created as a result of the application of purchase accounting for EFH Corp.’s 2007 merger. TCEH Consolidated Adjusted EBITDA is essentially the same as defined per the TCEH Senior Secured Credit Facilities except no adjustment is made for expenses to upgrade or expand, or for unplanned outages at, generation facilities. EBITDA and Adjusted EBITDA are financial measures not calculated in accordance with GAAP. Adjusted EBITDA is not intended to be an alternative to net income as a measure of operating performance, an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for discretionary use, because the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
[2]	Because wholesale electricity prices in ERCOT have generally moved with natural gas prices, TCEH has a natural gas price hedging program designed to mitigate the effect of natural gas price changes on future electricity revenues. Under the program, at December 31, 2012, TCEH and its subsidiaries were parties to market transactions effectively selling forward approximately 360 million MMBtu of natural gas at weighted average annual hedge prices as previously disclosed in EFCH’s Annual Report on Form 10-K for the year ended December 31, 2012. The amounts presented for TCEH Hedge Value represent unrealized mark-to-market hedging gains (pretax) associated with this program that increase TCEH Consolidated Adjusted EBITDA. TCEH and its subsidiaries do not have any significant amounts of hedges in place under the natural gas hedging program for periods after 2014.
[3]	TCEH Open EBITDA refers to TCEH Consolidated Adjusted EBITDA as adjusted to remove the effects of the TCEH natural gas hedging program by deducting the amounts for TCEH Hedge Value.
[4]	TCEH Capital Expenditures include expenditures for major maintenance, primarily in existing generation operations, environmental expenditures related to generation units, nuclear fuel purchases and expenditures for information technology, nuclear generation development and other corporate investments.

The information set forth below describes the key drivers of the year-to-year changes in the forecasted TCEH Consolidated Adjusted EBITDA amounts provided in the table above.

Key Drivers	2012A vs 2013E in millions	Assumptions
Generation Power Price[5] Gas Price[5]	N/A	• 2013: 70 TWh[6] net generation • $34.28/MWh[7] • $3.45/MMBtu[8]

Commodity / Fuel / Operational	($630) – ($530)

•   Year-over-year hedge roll-off and change in average hedge price

•   New power sales at higher expected heat rate net of lower implied market gas prices

•   Higher operations and maintenance spending due to nuclear outage spend/scope, property tax and other

Retail	($105) – ($45)	• Lower volumes, weather, and continued competitive pricing environment in 2013

Key Drivers	2013E vs 2014E in millions	Assumptions
Generation Power Price[5] Gas Price [5]	N/A	• 2014: 69 TWh[6] net generation • $40.04/MWh[7] • $3.95/MMBtu[8]

Commodity / Fuel / Operational	($250) – ($150)	• Year-over-year hedge roll-off • Higher power prices • Higher operations and maintenance spending due to two nuclear plant refueling outages

Retail	($125) – ($75)	• Competitive pricing, higher commodity price environment

Key Drivers	2014E vs 2015E in millions	Assumptions
Generation Power Price[5] Gas Price [5]	N/A	• 2015: 75 TWh[6] net generation • $42.34/MWh[7] • $4.16/MMBtu[8]

Commodity / Fuel / Operational	($460) – ($310)	• Year-over-year hedge roll-off • Higher power prices and Monticello full-year operations • Lower operations and maintenance spending due to single nuclear plant refueling outage

Retail	($60) – $0	• Competitive pricing, higher commodity price environment

[5]	Power prices are as of February 1, 2013, reflecting market for 2013-15E (2015E does not trade material volumes) and New Entry Pricing Model for 2016-17E. Gas prices are market as of February 1, 2013, reflecting Houston Ship Channel Natural Gas Index.
[6]	terawatt hours
[7]	megawatt-hours
[8]	million British thermal units

Key Drivers	2015E vs 2016E in millions	Assumptions
Generation Power Price[5] Gas Price [5]	N/A	• 2016: 77 TWh[6] net generation • $42.35/MWh[7] • $4.31/MMBtu[8]

Commodity / Fuel / Operational	($210) – ($60)	• Higher fuel cost due to higher Powder River Basin blend and prices

Retail	($60) – $0	• Competitive pricing, higher commodity price environment

Key Drivers	2016E vs 2017E in millions	Assumptions
Generation Power Price[5] Gas Price [5]	N/A	• 2017: 76 TWh[6] net generation; • $43.85/MWh[7] • $4.47/MMBtu[8]

Commodity / Fuel / Operational	($100) – $50

•     Higher power price offset by higher fuel price and Powder River Basin blend

•     Higher operations and maintenance spending due to two nuclear plant refueling outages

•     Higher fossil-fuel plants operations and maintenance

Retail	($45) – $15	• Competitive pricing, higher commodity price environment

The financial information provided to the Creditors also included certain financial forecasts for Oncor based upon information originally provided to EFH Corp. by Oncor in the fourth quarter of 2012. EFIH’s wholly-owned subsidiary Oncor Holdings owns approximately 80% of the equity interests of Oncor. Certain amounts in the table below are presented as without or including “Securitization.” “Securitization” refers to revenue, expenses and debt related to securitization (transition) bonds issued by Oncor Electric Delivery Transition Bond Company LLC, a wholly-owned consolidated bankruptcy-remote financing subsidiary of Oncor, to recover certain regulatory assets and other costs.

As noted above, the financial forecasts for Oncor that were provided to the Creditors by EFH Corp. were based upon information prepared by Oncor and provided to EFH Corp. during the fourth quarter of 2012. Such information was provided to the Creditors subject to internal review and revision by Oncor to account for, among other things, changes in market conditions and other developments in Oncor’s business. In this regard, Oncor has informed the Companies and the Creditors that certain adjustments to its financial forecasts should be reflected. EBITDA of Oncor could be 2-3% lower based on higher operating expenses in 2014 and beyond, which would have corresponding impacts on net income and distributions to owners. Other prudent adjustments could also include higher capital expenditures and/or changes to the capital structure. Higher capital expenditures could increase EBITDA and net income, while changes to the capital structure could increase net income, but both adjustments would also impact distributions.

$ amounts in millions

Certain Financial Forecasts for Oncor (2013-2017)	2013	2014	2015	2016	2017
Revenue (including Securitization)	$3,535	$3,834	$3,903	$3,925	$3,993
EBITDA[9] (without Securitization)	$1,744	$1,863	$1,925	$1,985	$2,019
EBITDA[9] impact of Securitization	$146	$145	$91	$18	—
EBITDA[9] (including Securitization)	$1,890	$2,008	$2,016	$2,003	$2,019
Depreciation & Amortization (without Securitization)	$690	$726	$758	$780	$780
Depreciation & Amortization impact of Securitization	$126	$132	$85	$18	—
Depreciation & Amortization (including Securitization)	$816	$858	$843	$798	$780
Net income	$395	$453	$492	$507	$524
Distribution to owners[10]	$310	$280	$400	$417	$458
Capital expenditures[11]	$1,054	$1,008	$1,002	$1,022	$1,059
Net debt (without Securitization)	$5,933	$6,109	$6,253	$6,386	$6,540
Net debt (including Securitization)	$6,172	$6,219	$6,273	$6,386	$6,540

[9]	EBITDA means net income (loss) before interest expense and related charges, income tax expense (benefit) and depreciation and amortization (including amortization of regulatory assets reported in operation and maintenance expense) and other income related to purchase accounting. EBITDA is also adjusted for certain noncash and unusual items, none of which is material in the years presented. EBITDA is a financial measure not calculated in accordance with GAAP. EBITDA is not intended to be an alternative to net income as a measure of operating performance, an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for discretionary use, because the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. EBITDA as presented in the table reflects EFH Corp.’s calculations of EBITDA for Oncor on a basis consistent with EFH Corp.’s prior public disclosures, except for the exclusion of amortization of regulatory assets reported in operation and maintenance expense. Accordingly, and because not all companies use identical calculations, EBITDA may not be comparable to EBITDA as calculated by Oncor or to similarly titled measures of other companies.
[10]	Reflects 100% of distributions from Oncor. EFIH’s wholly-owned subsidiary Oncor Holdings owns approximately 80% of the equity interests of Oncor. Accordingly, distributions to EFIH will be approximately 80% of each distribution.
[11]	Capital expenditures include expenditures for transmission facilities, infrastructure maintenance, information technology initiatives, distribution facilities to serve new customers and other general investments.

The financial information provided by the Companies to the Creditors also included forecasts of EFH Corp.’s and EFIH’s cash flow on a combined basis, assuming the proposed capital structure changes were not executed.

$ amounts in millions

Cash Flow	2013	2014	2015	2016	2017
EFH/EFIH Cash Flow	$(377)	$(178)	$(123)	$(374)	$(346)

The information provided by the Companies to the Creditors also included financial forecasts for TCEH and its subsidiaries, assuming the proposed changes to the Companies’ capital structure described above were executed through a pre-packaged Chapter 11 filing of EFCH and its subsidiaries on May 1, 2013. In general terms, the financial information provided below assumes the execution of transactions pursuant to which, as a result of the restructuring, (i) holders of TCEH first lien claims would receive equity interests in EFH Corp. and $5.0 billion in cash in exchange for their first lien claims and (ii) TCEH would exit the restructuring with a $3.0 billion revolving credit facility and issue $5.0 billion of new debt. The amounts are in millions of dollars and may not foot due to rounding.

TCEH	1/1/2013 - 4/30/2013	At Filing 5/1/2013	5/2/2013 - 12/31/2013	At Emergence[12]	2014 FY	2015 FY	2016 FY	2017 FY
CASH FLOWS
Open EBITDA	$376	$—	$1,358	$—	$1,878	$2,035	$1,870	$1,832
Hedge Value	335	—	—	—	—	—	—	—
Cash Impact of adjustments to EBITDA	(22)	—	(26)	—	(54)	(36)	(37)	(55)

Subtotal	$689	$—	$1,331	$—	$1,824	$1,999	$1,833	$1,777
Capital Expenditures	(210)	—	(479)	—	(594)	(684)	(685)	(628)
Working Capital	164	—	(139)	—	23	69	6	(8)
Margin Deposits	(71)	—	—	—	—	—	—	—
Other Cash Flow Items	(369)	(1,993)	(1)	—	2,468	(31)	(38)	(38)
External Tax Payment to EFH Corp.	—	—	67	—	(200)	(247)	(206)	(198)

Free Cashflow – Unlevered	$203	($1,993)	$779	$—	$3,520	$1,106	$909	$906
Cumulative	$1,572	($421)	$359	$359	$3,879	$4,985	$5,894	$6,800

FINANCING & OTHER
Interest Payments	($591)	($103)	($33)	$—	($467)	($436)	($431)	($431)
Repayment of I/C Note	698	—	—	—	—	—	—	—
Debt Maturities	(77)	(379)	(7)	—	(8)	(9)	(6)	(35)
Debt Issuances	175	—	0	—	0	0	0	0
Revolver Draw / (Repayment)	—	—	—	1,075	(1,075)	—	—	—
Swap Settlements	(169)	—	—	—	—	—	—	—
Sale A/R Program	(29)	(53)	—	—	—	—	—	—
TRANSACTION RELATED
Change in Restricted Cash	$—	$947	$0	($1,000)	$—	$—	$—	$—
Restructuring Fees / Business Impacts	(58)	—	(422)	—	—	—	—	—
Adequate Protection	—	—	(884)	—	—	—	—	—
Debtor-in-Possession Facility	—	347	568	(915)	—	—	—	—
New Debt Proceeds	—	—	—	6,000	—	—	—	—
Debt Issuance Costs	(3)	(40)	0	(160)	(0)	(0)	(0)	0
Cash Distribution to TCEH 1st Lien	—	—	—	(5,000)	—	—	—	—

Total	($53)	$719	($780)	$—	($1,550)	($445)	($437)	($466)

Free Cashflow – Levered	$149	($1,274)	($1)	$—	$1,970	$661	$473	$440
Cumulative	$1,204	($69)	($70)	($70)	$1,900	$2,560	$3,033	$3,473

LIQUIDITY (ex. Restricted Cash)
Cash Beginning Balance	$1,175	$1,324	$50	$50	$50	$2,020	$2,680	$3,153
Free Cashflow	149	(1,274)	(1)	—	1,970	661	473	440
Cash Ending Balance	$1,324	$50	$50	$50	$2,020	$2,680	$3,153	$3,593

[12]	Assumes a January 1, 2014 emergence from bankruptcy.

Tax Information

Finally, the Companies provided the following tax information to the Creditors:

•

The Internal Revenue Service (“IRS”) audit of the consolidated EFH Corp. tax returns for taxable years 2003 through 2006 was concluded in June 2011. The IRS proposed a significant number of adjustments to the originally filed returns for such years. These adjustments (which related to the timing and/or deductibility of approximately $4.3 billion of deductions) are in appeals with the IRS. The adjustments relate to one significant accounting method issue and a variety of other, less significant issues. On March 21, 2013, EFH Corp. and the IRS agreed on terms to resolve the disputed adjustments. Any cash income tax liability related to this agreement is expected to be immaterial. There will be a corresponding reduction of net operating loss carryforwards of approximately $4 billion generated through 2013, as well as a reduction of alternative minimum tax credit carryforwards of approximately $380 million.

•

As previously disclosed, on April 1, 2013, EFH Corp. received a private letter ruling from the IRS in which the IRS ruled that upon the consummation of certain internal corporate transactions involving EFH Corp. and EFCH, the excess loss account (the “ELA”) and a deferred intercompany gain (the “DIG”) that were reflected in the tax basis of the EFCH stock held by its parent company, EFH Corp., would be eliminated without causing the recognition of tax gain or loss. As a result of the consummation of the internal corporate transactions involving EFH Corp. and EFCH to eliminate the ELA and the DIG, EFH Corp. believes that a negotiated debt restructuring should be achievable with little-to-no cash tax impact. Although a debt restructuring should result in the utilization or elimination of EFH Corp.’s net operating losses, the restructuring is expected to produce a significant amount of cancellation of debt income that will not reduce or eliminate any tax attributes and should not cause the recognition of taxable income, based on an in-court negotiated debt restructuring of EFCH and its subsidiaries with a 2014 effective date.

•

A separation of the TCEH business from the EFH Corp. consolidated tax group in a debt restructuring would have an inefficient tax outcome, and based on certain assumptions relating to the enterprise value of TCEH and other matters, could produce a gain on sale of assets with a cash tax liability in excess of $2 billion.

•

Because EFH Corp. has a negative capital account of approximately $1.7 billion in Oncor, a separation of EFIH or Oncor Holdings from the EFH Corp. consolidated tax group could result in a taxable event to EFH Corp.

* * * * *

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, are forward-looking statements. The projected financial information included herein constitutes forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Although we believe that in making any such forward-looking statement our expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under Item 1A, “Risk Factors” and the discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Reports on Form 10-K filed by each of EFH Corp., EFIH, EFCH and Oncor and the following important factors, among others, that could cause actual results to differ materially from those projected in such forward-looking statements:

•	prevailing governmental policies and regulatory actions with respect to, among other things:

•	allowed prices;

•	allowed rates of return;

•	permitted capital structure;

•	industry, market and rate structure;

•	purchased power and recovery of investments;

•	operations of nuclear generation facilities;

•	operations of fossil-fueled generation facilities;

•	operations of mines;

•	acquisition and disposal of assets and facilities;

•	development, construction and operation of facilities;

•	decommissioning costs;

•	present or prospective wholesale and retail competition;

•	changes in tax laws and policies;

•	changes in and compliance with environmental and safety laws and policies, and

•	clearing over the counter derivatives through exchanges and posting of cash collateral therewith;

•	legal and administrative proceedings and settlements;

•	general industry trends;

•	economic conditions, including the impact of an economic downturn;

•	our ability to collect trade receivables from counterparties;

•	our ability to attract and retain profitable customers;

•	our ability to profitably serve our customers;

•	restrictions on competitive retail pricing;

•	changes in wholesale electricity prices or energy commodity prices, including the price of natural gas;

•	changes in prices of transportation of natural gas, coal, crude oil and refined products;

•	changes in market heat rates in the Electric Reliability Council of Texas, Inc. electricity market (ERCOT);

•	our ability to effectively hedge against unfavorable commodity prices, including the price of natural gas, market heat rates and interest rates;

•	weather conditions, including drought and limitations on access to water, and other natural phenomena, and acts of sabotage, wars or terrorist or cybersecurity threats or activities;

•	population growth or decline, or changes in market supply or demand and demographic patterns, particularly in ERCOT;

•	changes in business strategy, development plans or vendor relationships;

•	access to adequate transmission facilities to meet changing demands;

•	changes in interest rates, commodity prices, rates of inflation or foreign exchange rates;

•	changes in operating expenses, liquidity needs and capital expenditures;

•	commercial bank market and capital market conditions and the potential impact of disruptions in US and international credit markets;

•	the willingness of our lenders to extend the maturities of our debt instruments and the terms and conditions of any such extensions;

•	access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds in capital markets;

•	activity in the credit default swap market related to our debt instruments;

•	restrictions placed on us by the agreements governing our debt instruments;

•	our ability to generate sufficient cash flow to make interest payments on, or refinance, our debt instruments;

•	our ability to successfully execute our liability management program or otherwise address our debt maturities, including the potential exchange of debt securities into equity securities;

•	any defaults under certain of our financing arrangements that could trigger cross default or cross acceleration provisions under other financing arrangements;

•	our ability to make intercompany loans or otherwise transfer funds among different entities in our corporate structure;

•	competition for new energy development and other business opportunities;

•	inability of various counterparties to meet their obligations with respect to our financial instruments;

•	changes in technology used by and services offered by us;

•	changes in electricity transmission that allow additional electricity generation to compete with our generation assets;

•	significant changes in our relationship with our employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

•	changes in assumptions used to estimate costs of providing employee benefits and future funding requirements related thereto;

•	changes in assumptions used to estimate future executive compensation payments;

•	hazards customary to the industry and the possibility that we may not have adequate insurance to cover losses resulting from such hazards;

•	significant changes in critical accounting policies;

•	actions by credit rating agencies;

•	adverse claims by our creditors or holders of our debt securities;

•	our ability to effectively execute our operational strategy, and

•	our ability to implement cost reduction initiatives.

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, readers should not unduly rely on such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY FUTURE HOLDINGS CORP.

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY LLC

/s/ Stan J. Szlauderbach
Name: Stan J. Szlauderbach
Title: Senior Vice President & Controller

April 15, 2013